EXHIBIT (j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Post-Effective Amendment No. 67 to the Registration Statement on Form N-1A for the Eaton Vance Series Trust II (“Registration Statement”) of our report dated December 27, 2006, relating to the financial statements and financial highlights of the Eaton Vance Income Fund of Boston (the “Fund”) and of our report dated December 27, 2006, relating to the financial statements and supplementary data of the Boston Income Portfolio, which appear in the October 31, 2006 Annual Report to Shareholders of the Fund, which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings “Financial Highlights” and “Other Service Providers” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP PRICEWATERHOUSECOOPERS LLP Boston, Massachusetts February 26, 2007